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                               AMENDMENT NO. 3 TO
                     TRANSFER AGENCY AND SERVICES AGREEMENT

     Amendment No. 3, dated as of ________________, 2007, to the Transfer Agency Agreement dated as of January 29, 1998, as amended October, 24, 2002 (the "Agreement"), by and between Sound Shore Fund, Inc., a corporation operating as an open-end investment company under the Investment Company Act of 1940, duly organized and existing under the laws of the State of Maryland (the "Fund"), and Citigroup Fund Services, LLC, formerly known as Forum Shareholder Services, LLC, a limited liability company organized under the laws of the State of Delaware ("Citigroup" or "Forum").

     WHEREAS, the Fund would like Citigroup to provide additional services concerning omnibus account transaction monitoring pursuant to Rule 22c-2 of the Investment Company Act of 1940, as amended, for an additional fee;

     NOW THEREFORE, the Agreement is hereby amended as follows:

     1. CAPITALIZED TERMS. Capitalized terms used but not defined in this Amendment No. 3 shall have the meanings set forth in the Agreement.

     2. SECTION 20. The following is added to the end of Section 20:

     In addition, Citigroup will perform the following services with respect to the Fund:

          (a)  Omnibus account identification;

          (b) Analysis of omnibus account trading activity to determine if arbitrage opportunities exist triggering underlying account transaction data request of an intermediary;

          (c)  Managing the request and flow of underlying data;

          (d)  Customized file feed/format translations;

          (e)  Storage of underlying account transaction data;

          (f) Applying the Fund's market timing rules upon receipt of the underlying account transaction data to flag violations;

          (g)  Reporting of "red flag" violations to the Fund and CCO; and

          (h) Providing standard report package for on-going review and monitoring of data.

     3. APPENDIX A. The following is added to the end of Appendix A:

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     In addition, Citigroup will receive the following fees for Rule 22c-2
     Transaction Monitoring:

          . $500 per CUSIP one-time fee for omnibus account system monitoring setup [NOTE - THIS FEE IS WAIVED]

          .    $0.035 per transmitted transaction record

          . $150 per hour for customized programming requests (includes report writing)

     Out-of-pocket charges include all fees and expenses related to Rule 22c-2 transaction monitoring, including NSCC out of pocket expenses and pro-rata portion of data storage charges based on percentage of data held on behalf of each CUSIP.

     4. NO OTHER CHANGES. Except as set forth herein, all other terms and conditions of the Agreement shall remain in effect.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

                                        THE SOUND SHORE FUND, INC.


                                        By:
                                            ------------------------------------
                                            T. Gibbs Kane, Jr.
                                            President


                                        CITIGROUP FUND SERVICES, LLC


                                        By:
                                            ------------------------------------
                                            Lisa J. Weymouth
                                            Director

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